                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]    Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only as permitted by Rule 14c-5(d)(2))

[X]    Definitive Information Statement

                                   CORZON, INC
                  (Name of Registrant As Specified in Charter)



Payment of Filing Fee (Check the appropriate box):

[X]    No Fee required.

[ ]    Fee computer on table below per Exchange Act Rules 14c-5(g) and 0-11.

       (1)   Title of each class of securities to which transaction applies: N/A

       (2)   Aggregate number of securities to which transaction applies: N/A

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

       (4)   Proposed maximum aggregate value of transaction: N/A

       (5)   Total fee paid: N/A

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:  N/A

       (2)   Form, Schedule or Registration Statement No.:  N/A

       (3)   Filing Party:  N/A

       (4)   Date Filed:  N/A

                                  CORZON, INC.
                   4501 CIRCLE 75 PARKWAY, BUILDING D - 4210
                          ATLANTA, GEORGIA 30339-3025

To Our Shareholders:

     The holders of at least a majority of the outstanding shares of common stock of Corzon, Inc. ("Corzon" or the "Company") have executed written consents approving:

          (i) the amendment to the Company's Articles of Incorporation to change the name of the Company from "Corzon, Inc." to "LecStar Corporation"; and

          (ii) the amendment to the Company's Articles of Incorporation to effect a reverse split of the common stock of the Company whereby the Company would exchange one share of common stock for each 60 shares of common stock then issued and outstanding.

     The Board of Directors unanimously approved all of the above actions on February 1, 2001. Since the consenting shareholders, whose shares represent approximately 56% of the Company's outstanding shares of common stock entitled to vote, have consented to the above actions, no meeting of shareholders will be held.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is being sent to the holders of record of the Company's common stock at the close of business on March 5, 2001.

     Your attention is directed to the enclosed Information Statement.

                                            By Order of the Board of Directors

                                            /s/ W. Dale Smith

                                            W. Dale Smith
                                            President

                                  CORZON, INC.
                   4501 CIRCLE 75 PARKWAY, BUILDING D - 4210
                          ATLANTA, GEORGIA 30339-3025

                             ---------------------

                             INFORMATION STATEMENT

                             ---------------------

                                  INTRODUCTION

     This Information Statement is furnished by the Board of Directors of Corzon, Inc. (the "Company") to the shareholders of record of the Company's common stock at the close of business on March 5, 2001 (the "Record Date"). This Information Statement is sent to you in connection with the action taken by the holders of at least a majority of the voting power of the Company. Those shareholders approved by written consents dated February 16, 2001 and March 9, 2001 (i) an amendment to the Company's Articles of Incorporation (the "Articles") to change the name of the Company to "LecStar Corporation" (the "Name Change") and (ii) an amendment to the Articles to effect a reverse split (the "Reverse Split") of the common stock of the Company, par value $0.01 per share ("Common Stock") in which all shares of Common Stock that were issued and outstanding immediately prior to the filing of the Articles (the "Existing Common Stock") will automatically be converted into a number of new shares of Common Stock equal to the quotient of 1 divided by 60 (the "New Common Stock"). This Information Statement and the enclosed materials are being mailed on or before the close of business on March 9, 2001, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. The Company will cause each of the matters described above to become effective as soon as practicable twenty (20) days after March 9, 2001, the date this Information Statement is first sent to the shareholders.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     As of the Record Date, there were issued and outstanding 487,524,410 shares of the Common Stock, for the purpose of determining shareholders entitled to receive this Information Statement. The Common Stock is the only security of the Company that would have been entitled to vote on these matters. The shareholders that consented in writing to these matters (the "Consenting Shareholders") held approximately 273,674,575 shares of Common Stock or approximately 56% of the Company's issued and outstanding Common Stock.

     Each holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock in his or her name on the books of the Company on any matter submitted to the vote of the shareholders at any meeting of the shareholders. However, under Texas law, any action which may be taken at any shareholders' meeting may be taken by written consent of the requisite number of shareholders required to take such action. The approval of the amendment to the Articles requires the affirmative vote or written consent of the holders of a majority of the Company's outstanding Common Stock.

     On February 16, 2001 and March 9, 2001, the Consenting Shareholders consented to the Name Change and the Reverse Split.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following tables set forth information, as of the Record Date, regarding the beneficial ownership of Common Stock owned by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding voting securities, (ii) each director of the Company,
(iii) each of the executive officers of the Company and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him. This table assumes that the Reverse Split has been consummated. This assumption affects the number of shares set forth in the table below, but does not affect the percentage of class. To determine the number of shares currently beneficially held by a shareholder below, multiply the number of shares by 60.

                                                                        AMOUNT AND
                                                                        NATURE OF
NAME AND ADDRESS OF                                                     BENEFICIAL      PERCENT
BENEFICIAL OWNER                            POSITIONS HELD             OWNERSHIP(1)     OF CLASS
-------------------                         --------------             ------------     --------
William S. Woulfin...............  Chairman of the Board and CEO         2,886,797(2)      8.5%
W. Dale Smith....................  Director, President                   2,492,275(3)      7.4%
Lawrence Shatsoff................  Director, Vice President and             25,000           0%
                                   Secretary
John C. Canouse..................  Director                              6,367,016(4)     18.0%
James D. Grenfell................  Chief Financial Officer                  64,150(5)      0.2%
Reginald P. McFarland............  Vice President, Chief Technology      1,295,856         3.9%
                                     Officer
Michael Britt....................  Vice President, Operations               64,150(6)      0.2%
Dominion Capital.................  Shareholder                           6,767,014(7)     20.1%
Atlantis Capital Fund Ltd........  Shareholder                           2,929,267(8)      8.7%
Sovereign Partners, L.P..........  Shareholder                           3,660,837(9)     10.7%
Four Life Trust..................  Shareholder                           2,630,167(10)     7.5%
Al Thomas........................  Shareholder                           2,566,052         7.7%
First Empire Corporation.........  Shareholder                           2,455,699(11)     7.2%
Canadian Advantage, L.P..........  Shareholder                           2,396,323         7.2%
Greenfield Capital Partners,       Shareholder                           1,924,526(12)     5.6%
  LLC............................
All executive officers and                                              13,170,244        36.4%
  directors as a group (7
  persons).......................

---------------

 (1) Beneficial ownership is determined in accordance with the applicable rules under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to convertible securities held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership deemed outstanding of any other person. Percentage of ownership is based on
     (i) 33,458,740 shares of Common Stock outstanding, which assumes the conversion of all outstanding shares of Series F Convertible Preferred Stock, since one shareholder may not convert its interest in the Series F Convertible Preferred Stock without triggering the conversion of all of the outstanding shares of Series F Convertible Preferred Stock and (ii) with respect to each beneficial owner, the assumption that all of such owner's convertible securities that are currently exercisable or convertible, or will become exercisable or convertible within 60 days from the date hereof, are deemed outstanding.

 (2) Includes warrants to purchase 577,350 shares exercisable at $1.95 with expiration dates ranging from 5/10/02 to 6/12/05.

 (3) Includes warrants to purchase 182,828 shares exercisable at $0.78 with an expiration date of 10/25/2004.

 (4) These shares are held as follows: Atlantis Capital Fund, Ltd. 2,929,267 shares of common shares, warrants to purchase 3,126 shares exercisable at $120.00 with an expiration date of 12/23/03. In addition, 1,482 shares of Series D Convertible Preferred Stock which cannot be converted if, after conversion, Atlantis would hold more than 4.99% of the outstanding shares of Common Stock. (Mr. Canouse has a pecuniary interest in Harbour Crest, which is the investment manager for Atlantis Capital Fund, Ltd.); 451,625 common shares and 101 Series D Convertible by Cache Capital. (Mr. Canouse is a member of J.P. Cary Asset Management, LLC, which is the general partner of Cache Capital (USA) LP.); 160,378 by J.P. Carey Enterprises, Inc. (Mr. Canouse is a Senior Vice President of J.P. Carey Enterprises, Inc.); 2,630,167 by The Four Life Trust (Mr. Canouse is a beneficiary of The Four Life Trust); and 192,453 by Mr. Canouse's three minor children.

 (5) Includes 64,150 options exercisable at $2.34 with an expiration date of 5/08/2010.

 (6) Includes 64,150 options exercisable at $2.34 with an expiration date of 5/08/2010.

 (7) Includes warrants to purchase 272,638 shares exercisable at $1.95 with expiration dates ranging from 3/31/2003 to 12/08/2003, and warrants to purchase 3,126 shares exercisable at $120.00 with an expiration date of 12/23/03. In addition, 1,791 shares of Series D Convertible Preferred Stock which cannot be converted if, after conversion, Dominion would hold more than 4.99% of the outstanding shares of Common Stock.

 (8) Includes warrants to purchase 64,150 shares exercisable at $1.95 with expiration dates of 7/31/2003 and warrants to purchase 2,574 shares exercisable at $120.00 with an expiration date of 12/23/03. In addition, 1,482 shares of Series D Convertible Preferred Stock which cannot be converted if, after conversion, Atlantis would hold more than 4.99% of the outstanding shares of Common Stock.

 (9) Includes warrants to purchase 304,713 shares exercisable at $1.95 with expiration dates ranging from 3/31/03 to 12/8/03 and warrants to purchase 7,550 shares exercisable at $120.00 with an expiration date of 12/23/03. In addition, 4,284 shares of Series D Convertible Preferred Stock which cannot be converted if, after conversion, Sovereign Partners would hold more than 4.99% of the outstanding shares of Common Stock. Also included are 577,350 warrants exercisable at $0.78 with an expiration date of 10-25-04, held by Stephen Hicks, President of Sovereign Partners, L.P.

(10) Includes warrants to purchase 1,796,200 shares exercisable at $0.78 with expiration dates of 5/10/2002 and 10/25/2004.

(11) Includes warrants to purchase 641,500 shares exercisable at $0.78 with an expiration date of 5/10/02.

(12) Includes warrants to purchase 641,500 shares exercisable at $0.78 with an expiration date of 5/10/02.

                            RECENT CHANGE IN CONTROL

     On January 25, 2001, the Company completed the merger of LecStar Communications Corporation, a Delaware corporation ("LecStar") with and into LecStar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, whereby LecStar survived as a wholly-owned subsidiary of the Company (the "LecStar Transaction").

     The Board believed that the LecStar Transaction provided the Company with the most viable opportunity of pursuing a long-term growth strategy and that LecStar will be a valuable partner with respect to conduct of the Company's business. None of the Directors approving the transaction had a relationship with LecStar prior to the transaction. The Board determined that it did not need to seek shareholder approval of the LecStar Transaction based on Texas corporate law.

     The Company issued 400,000,000 shares of Common Stock and 10 shares of Series F Preferred Stock to the former shareholders of LecStar pursuant to the merger. As a result of the issuance of these shares, the former shareholders of LecStar now own, in the aggregate, approximately 80% of the outstanding Common Stock of the Company on a non-diluted basis.

     In addition and as a condition to the LecStar Transaction, the number of directors of the Company was expanded from three to five, in accordance with the Bylaws of the Company. Three representatives of LecStar, William S. Woulfin, W. Dale Smith and John C. Canouse, were appointed to the five person Board of Directors of the Company, with Mr. Woulfin being named Chairman of the Board. Immediately prior to the LecStar Transaction, Jose A. Auffant resigned from the Board of the Company to afford LecStar a majority of the Board. Lawrence Shatsoff and Clifford Postelnik continued as board members. Clifford Postelnik recently resigned from the Board of Directors. This seat on the Board remains vacant.

     The newly appointed Board of Directors then elected William S.
Woulfin -- Chairman of the Board and Chief Executive Officer; W. Dale
Smith -- President; James D. Grenfell -- Vice President, Chief Financial Officer and Treasurer; Reginald P. McFarland -- Vice President, Chief Technology Officer; Michael Britt -- Vice President, Operations; and Lawrence
Shatsoff -- Vice President, Secretary.

                                THE NAME CHANGE

     The Company's Board of Directors recommended the Name Change to the shareholders so that the name of the company would accurately reflect its primary operating subsidiary, which it acquired in the LecStar Transaction. The Name Change will be effected by the filing of the Amendment with the Secretary of State of the State of Texas. The approval of the holders of a majority of the outstanding Common Stock was necessary to effectuate the Name Change. The Name Change was approved by the written consent of the holders of approximately 56% of the outstanding Common Stock.

                               THE REVERSE SPLIT

     The Company currently does not have a sufficient number of authorized shares of Common Stock to effect the conversion of the shares of Series F Preferred Stock issued in connection with the LecStar Transaction, or to give effect to the conversion of the other outstanding convertible securities of the Company. Given this fact, the Company's Board of Directors believed that it was prudent to recommend to the shareholders the Reverse Split in order to consolidate the number of shares outstanding, rather than increase the amount of authorized shares.

     The Reverse Split, which will be effected by the filing of the Amendment with the Secretary of State of the State of Texas and will become effective upon the date of such filing (the "Effective Date"), will result in each 60 or less shares of Common Stock issued and outstanding on the Effective Date being automatically converted into one (1) share of New Common Stock. Without any further action on the part of the Company or the shareholders, after the Effective Date, the certificates representing shares of the Existing Common Stock will be deemed to represent an appropriate number of shares of New Common Stock, in accordance with the terms of the Reverse Split. The Effective Date of the Reverse Split will be no earlier than 20 days after the date this Information Statement is sent to the shareholders. Trades of the New Common Stock will continue to be quoted on the NASD's OTC Bulletin Board under the Company's symbol "CRZN," but the Company intends to apply to have its symbol changed to reflect the new name of the Company.

EFFECTIVE INCREASE OF AUTHORIZED SHARES

     The Company currently has authorized 500,000,000 shares of Common Stock. The authorized capital stock will not change by reason of the Reverse Split. As of the Record Date, the number of issued and outstanding shares of Existing Common Stock was 487,524,410. After the Reverse Split, the number of issued and outstanding shares of New Common Stock will be 8,125,407. Therefore, the number of authorized but unissued shares of Common Stock will increase from 12,475,590 to 491,874,593.

     Because the Reverse Split will result in a reduced number of issued and outstanding shares of Common Stock with no change in the number of shares authorized, the Board of Directors will be able to issue Common Stock, including for the conversion of any outstanding convertible securities, without increasing the amount of shares authorized, subject to any applicable laws, rules or regulations. If the Company were to issue a significant number of shares, such issuance could result in a potential dilution of the percentage ownership interest of existing shareholders.

EFFECT OF REVERSE SPLIT ON SHAREHOLDERS

     The Reverse Split will not affect any shareholder's proportionate equity interest in the Company, except for those shareholders who would receive one more share of Common Stock in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors, although the Board of Directors does not currently intend to declare or distribute any dividends. The Company's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Split.

     The Company believes the completion of the Reverse Split may cause the trading price of the Common Stock to increase proportionately to the Reverse Split. However, there can be no assurance that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Split, such increase would be proportional to the amount of the Reverse Split.

EFFECT OF THE REVERSE SPLIT ON CAPITAL STOCK

     The Company's Articles of Incorporation currently authorize the issuance of 500,000,000 shares of Common Stock, of which 487,524,410 were outstanding on the Record Date. Following the Reverse Split, the par value of the Common Stock will remain at $0.01 per share. Because the number of issued shares of Common Stock will decrease but the par value will remain the same after the Reverse Split, the Company's stated capital will decrease by approximately $4,916,055.75, and the Company's surplus account will increase by a corresponding amount. This change in the Company's capital accounts will be reflected in the Company's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE RESERVE SPLIT

     As described above, the effect of the Reverse Split will be to increase the number of authorized shares of Common Stock available for issuance. Under certain circumstances, the Board of Directors could create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. Such an issuance could diminish the voting power of existing shareholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board is proposing the Reverse Split solely for the purpose of increasing the number of authorized but unissued shares of Common Stock. The proposed amendment is not prompted by any specific effort or takeover threat currently known or perceived by management.

     The Reverse Split could have material adverse consequences to the Company's independent shareholders. Such adverse consequences include, but are not limited to the following:

     - Although the effect of the Reverse Split will be to reverse split the outstanding stock on a pro rata basis, thus affecting each of the shareholders equally, some shareholders will be reduced below 100 shares, which could make it more difficult to sell the shares. It is possible that shareholders holding less than 100 shares (otherwise known as "Odd Lots") of the Company's Common Stock following the Reverse Split may have difficulty in disposing of their shares in that the commissions charged to sell such shares may exceed the value of the shares.

     - The present Board of Directors would have available authorized, but unissued, shares of Common Stock, some or all of which could be issued without shareholder approval. The issuance of a significant number of shares could materially dilute the percentage ownership interest of the current shareholders and there is no assurance that such issuance would result in benefits to the existing shareholders such as greater market liquidity or a higher market price for the shares.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

     After the Effective Date, the Company will authorize the issuance of certificates representing one (1) share of Common Stock in exchange for each 60 shares of Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Common Stock.

     No fractional shares of common stock will be issued in connection with the Reverse Split. A shareholder who would otherwise be entitled to receive, in the aggregate, a number of shares of Common Stock that included a fraction of a share will receive, in lieu thereof, that number of shares rounded up to the next highest whole share. All shares returned to the Company as a result of the Reverse Split will be canceled and returned to the status of authorized but unissued shares.

     The Company's transfer agent will represent the Company as exchange agent ("Exchange Agent"), in connection with the Reverse Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified that the Reverse Split has been effected and may surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock in exchange for new certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split. To eliminate confusion in the transactions of the Company's Common Stock, the Board of Directors recommends that shareholders surrender their certificates for exchange; however, shareholders are not required to do so. The Company will continue to honor any old certificates, subject to the effect of the Reverse Split prior to any future transfer. The Company will not pay any costs of issuing new certificates. On the Effective Date, each certificate representing shares of Existing Common Stock will be deemed for all purposes to represent the reduced number of shares of New Common Stock that will result from the Reverse Split, whether or not the certificates representing outstanding Common Stock are surrendered for exchange.

NO DISSENTERS' RIGHTS

     Texas Law does not vest shareholders of the Company with dissenters' rights with respect to the Reverse Split.

RESALES OF RESTRICTED SECURITIES

     The Reverse Split will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each shareholder after the Effective Date will be deemed to have been acquired on the date on which the shareholder acquired the shares of Common Stock held immediately prior to the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

     A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular shareholder in light of such shareholder's personal investment circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, shareholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their respective tax situations, including consequences under applicable state, local or foreign tax laws.

     Pursuant to Section 368(a)(1)(E) of the Code, the Company believes the Reverse Split will qualify as a recapitalization to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its shareholders will recognize any gain or loss for federal income tax purposes as a result thereof.

     The shares of Common Stock to be issued to each shareholder to effect the Reverse Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such shareholder immediately prior to the Effective Date. A shareholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefore, provided that such outstanding shares of Common Stock were held by the shareholder as capital assets on the Effective date.

VOTE REQUIRED

     Approval of the Reverse Split required the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Shareholders owning at least a majority of the outstanding shares of Common Stock approved the Reverse Split by written consents dated February 16, 2001 and March 9, 2001.

                                 OTHER BUSINESS

     No further business will be transacted by Written Consent to corporate action in lieu of a meeting of shareholders regarding matters to which this Information Statement pertains.

                         COSTS OF INFORMATION STATEMENT

     This Information Statement has been prepared by the Company and its Board of Directors, and the Company will bear the costs of distributing this Information Statement to shareholders, including the expense of preparing, assembling, printing and mailing the Information Statement and attached materials. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to shareholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

     The following document is being delivered to the Company's shareholders together with this Information Statement:

          Annex A -- Form of Amendment to the Company's Amended Articles of Incorporation.

                                                                         ANNEX A

                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                  CORZON, INC.

     Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation (the "Articles of Incorporation"):

                                   ARTICLE 1

     The name of the corporation is Corzon, Inc.

                                   ARTICLE 2

     The following amendments to the Articles of Incorporation were adopted in order to change the name of the corporation and to effectuate a recapitalization of the outstanding common stock of the corporation.

     Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE ONE

                                      NAME

     The name of the corporation is LECSTAR CORPORATION (the "Corporation")."

     Article IV of the Articles of Incorporation is hereby amended by adding thereto the section below in its entirety:

                                 "ARTICLE FOUR

     4. Recapitalization. Upon the effectiveness of these Articles of Amendment to the Articles of Incorporation, each issued and outstanding share of Common Stock shall be and hereby is reclassified and converted into a number of shares of Common Stock equal to the quotient of 1 divided by 60. No fractional shares of Common Stock will be issued. Outstanding stock certificates registered in the name of each record holder thereof that represented issued shares of Common Stock, prior to the effectiveness of these Articles of Amendment, shall represent a number of whole shares of Common Stock equal to the product of (a) the quotient of 1 divided by 60, multiplied by (b) the number of shares of Common Stock such certificates represented immediately prior to the effectiveness of these Articles of Amendment, rounded down to the nearest whole share. Upon the surrender of a certificate or certificates to the Corporation or its transfer agent for transfer or reissue, the Corporation or its transfer agent shall issue new stock certificates representing the number of shares of Common Stock to which such person is entitled."

                                   ARTICLE 3

     The amendment to the Articles of Incorporation of the Corporation was adopted by written consents of at least a majority of the holders of the corporation's common stock on February 16, 2001 and March 9, 2001.

                                   ARTICLE 4

     The total number of shares of the Corporation outstanding at the time of such adoption was 487,524,410; and the total number of shares entitled to vote thereon was 487,524,410. No shares of the corporation are entitled to vote as a class.

                                   ARTICLE 5

     The total number of shares of the corporation that voted for such amendment was 273,674,575. No shares of the corporation voted against the amendment.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation as of March 29, 2001.

                                            ------------------------------------
                                            W. Dale Smith, President

                                       A-2